UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 11, 2009

Lihua International, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52650	14-1961536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Lihua Holdings Limited Houxiang Five-Star Industry District Danyang City, Jiangsu Province, PRC 212312
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: +86-511-86317399

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01   NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On October 14, 2009, Lihua International, Inc. (the “Company”) notified The Nasdaq Stock Market LLC (“Nasdaq”) that Mr. Su Liu, an independent director and member of the Audit, Nominating and Corporate Governance and Compensation Committees, resigned as a director effective as of October 11, 2009.  As a result of Mr. Su Liu’s resignation, the Company notified Nasdaq that it no longer complied with Nasdaq Marketplace Rule 5605 (the “Rule”), which requires that (i) a majority of the Board of Directors consist of independent directors, and (ii) the audit committee consist of at least three members. The Company intends to appoint a new independent director to fill the vacancy left by Mr. Su Liu's resignation.

The Company’s Board of Directors has begun the process to cure its non-compliance with the Rule by identifying and evaluating potential candidates to serve as an independent director, as defined under the Rule, and as a member of the Audit, Nominating and Corporate Governance and Compensation Committees.  Such potential candidate when appointed, in order to serve on the Audit Committee, will also (i) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended; (ii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iii) be able to read and understand fundamental financial statements, including a Company's balance sheet, income statement, and cash flow statement.

ITEM 5.02     DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF   PRINCIPAL OFFICERS

Effective October 11, 2009, Mr. Su Liu, an independent director on the Board of Directors of the Company and a  member of the Audit, Nominating and Corporate Governance and Compensation Committees resigned from the Board of Directors.  No executive officer of the Company is aware of any disagreement between Mr. Su Liu and the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lihua International, Inc.

Dated: October 15, 2009	By:	/s/ Jianhua Zhu
Name: Jianhua Zhu
Title: Chief Executive Officer and President